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                                                                    EXHIBIT 12.1

                          Vista Energy Resources Inc.
                       Ratio of Earnings to Fixed Charges


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                                                                                                                          For the
                                                                                                                        period from
                                                                                                                         inception
                                                Nine Months Ended                                                       (Sept. 21,
Ratio of Earnings to Fixed Charges:               September 30,                       Year Ended December 31,          1995) through
                                           ---------------------------    -------------------------------------------   December 31,
                                               1999           1998            1998            1997           1996          1995
                                           ------------   ------------    ------------    ------------   ------------  -------------

Fixed charges:
  Interest expense                         $  3,074,674   $  1,070,123    $  1,597,350    $  1,048,009   $    476,363  $      77,093
  Amortization of deferred loan costs            84,422         13,475          17,968          17,691         11,604             --
  Rental expense deemed to be interest           51,579         21,945          29,261           5,563          9,522          2,193
                                           ------------   ------------    ------------    ------------   ------------  -------------
       Total fixed charges                 $  3,210,675   $  1,105,543    $  1,644,579    $  1,071,263   $    497,489  $      79,286
                                           ============   ============    ============    ============   ============  =============

Earnings, as defined:
  Income (loss) from continuing
       operations before income taxes      $    231,763   $   (795,782)   $(31,360,712)   $    597,681   $    394,282  $      60,057
  Interest expense                            3,159,096      1,083,598       1,615,318       1,065,700        487,967         77,093
  Rental expense deemed to be interest           51,579         21,945          29,261           5,563          9,522          2,193
                                           ------------   ------------    ------------    ------------   ------------  -------------
       Earnings, as defined                $  3,442,438   $    309,761    $(29,716,133)   $  1,668,944   $    891,771  $     139,343
                                           ============   ============    ============    ============   ============  =============

Ratio of earnings to fixed charges (1)              1.1             --              --             1.6            1.8            1.8
                                           ============   ============    ============    ============   ============  =============
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(1)      For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before taxes plus fixed charges.
         Fixed charges consist of interest expense, which includes amortization of deferred loan costs and the portion of rental expense deemed to be interest. For the year ended December 31, 1998 and the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges by $29.8 million and $.8 million, respectively.